Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports First Quarter Results

Recent Highlights:

•	Cleared FDA Warning Letter
•	Enrolled first patient in PerClot® IDE

ATLANTA, GA – (April 28, 2015) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the first quarter of 2015.

Pat Mackin, Chairman, President and Chief Executive Officer, said, “We recently achieved significant milestones regarding two of our top organizational objectives.  First, following a recently completed re-inspection of our facility by the FDA for which we did not receive any 483 observations,  the FDA cleared the warning letter that we received in 2013.  Additionally, we enrolled the first patient in our PerClot IDE trial, positioning us for pre-market approval and a significant expansion of the PerClot market opportunity in 2017.”

Mr. Mackin continued, “Our first quarter revenues decreased due to anticipated temporary reductions in tissue availability resulting from quality enhancements in our tissue processing operations, our continued transition from a distributor to a direct sales model in a major European market, and challenges associated with the continued strengthening of the US dollar.    Our results also included continued positive growth from several key product segment categories, including CardioGenesis cardiac laser therapy,  HeRO®, and PerClot, along with the recent launches of ProCol® and PhotoFixTM.”

Revenues for the first quarter of 2015 decreased 5 percent to $33.8 million compared to $35.7 million for the first quarter of 2014.  Product revenues were $19.4 million for the first quarter of 2015, down slightly from $19.5 million in the first quarter of 2014.  Product revenues reflect year-over-year increases in CardioGenesis cardiac laser therapy, HeRO, and PerClot revenues, and the recent launches of ProCol and PhotoFix, offset by decreases in BioGlue revenues due to changes in distribution models and the strengthening dollar.  Tissue processing revenues were $14.4 million for the first quarter of 2015 compared to $16.3 million for the first quarter of 2014.  Tissue processing revenues decreased due to a temporary reduction in tissue availability resulting from quality systems enhancements.

Net loss for the first quarter of 2015 was ($274,000), or ($0.01) per basic and fully diluted common share, compared to net income of $1.1 million, or $0.04 per basic and fully diluted common share, for the first quarter of 2014.  First quarter results include a write-off of approximately $500,000 of PerClot Topical inventory, which is included in cost of goods sold, a $457,000 impairment of a PerClot Topical intangible asset, and approximately $470,000 of charges related to severance benefits, both of which are included in general, administrative, and marketing expenses.

The Company’s updated 2015 financial guidance is summarized below.

2015 Financial Guidance Summary
	Previous	Current
Total revenues	$151.0 million - $153.0 million 4% - 6% increase	$148.5 million – $150.5 million 3% – 4% increase
Product revenues	Mid-single digits % increase	Mid-single digits % increase
Tissue processing revenues	Low-single digits % increase	Low-single digits % increase
Gross margins	Approximately 60%	Approximately 60%
R&D expenses	$13.0 million - $14.0 million	$13.0 million - $14.0 million
Earnings (loss) per share	$(.03) to breakeven	Breakeven

Mr. Mackin stated, “We’ve revised our top line guidance to take into account the effects of the injunction on PerClot Topical as well as the continued strengthening of the U.S. dollar.  On the bottom line, we raised our guidance to reflect, among other things, a reduction in estimated legal expenses resulting from the injunction on PerClot Topical.”

Our guidance does not include the impact of any ongoing or future business development activities.

The Company’s financial guidance for the full year of fiscal 2015 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available April 28 through May 4 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13607118.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 75 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding: the timing of patient enrollment in our PerClot IDE clinical trial and FDA approval of various indications for PerClot; our expectations regarding the timing, cost, and outcome of the litigation with Medafor, Inc.; the timing and effect on our financial performance of implementing enhanced quality and regulatory controls for our tissue processing business; our plans and expectations related to ProCol and PhotoFix; our plans to transition to a direct sales organization in a major European market and our expectations regarding the benefits of that transition; expansion of the indication for BioGlue in Japan; our 2015 effective tax rate; our expectations regarding foreign exchange rates; and our anticipated performance for the remainder of fiscal 2015.  The risks and uncertainties affecting these statements include that: our anticipated performance for fiscal 2015 is subject to the general risks associated with our business, including that our product lines and tissues are subject to general economic conditions, physician and patient acceptance, our ability to obtain reimbursement approvals and maintain and expand reimbursement rates and regulatory approvals; we are significantly dependent on our revenues from BioGlue, which is subject to a variety of risks; we may not receive expanded indications for BioGlue in Japan in the timeframe anticipated or at all, which could materially, adversely affect our ability to realize growth strategies in the Asia-Pacific region and overall; there is no guarantee that the FDA will approve the surgical version of PerClot for distribution in the U.S. in accordance with our expected timeframe, or at all; our PerClot and other clinical trials are subject to a number of risks, including unanticipated reactions or results, delays, and cost overages, and PerClot and other trials may ultimately be unsuccessful; there is no guarantee that we will be able to attain the levels of revenue and profitability that we anticipate for PerClot; as part of our patent litigation against Medafor, Inc. regarding PerClot (the “Medafor Litigation”), we have been enjoined from selling, marketing, and distributing PerClot in the U.S.; there is no guarantee that we will ultimately prevail in the Medafor Litigation, and if we do not prevail, we will continue to be prohibited from selling PerClot in the U.S., or we may have to pay substantial royalties to sell PerClot in the U.S. until Medafor’s patent expires; our beliefs regarding the market opportunities for ProCol and PhotoFix may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol and PhotoFix sales or fully realize the potential benefits of any clinical advantages of these products; we may not complete the transition to a direct sales organization in a major European territory, or recognize the anticipated benefits of such transition, within our anticipated timeframe, or at all; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; and although our guidance does not reflect activities related to ongoing or future business development activities, consummation of material business development transactions during fiscal 2015 could have a significant impact on our business and could cause our actual performance for 2015 to change materially from our current predictions.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Products	$19,391	$19,455
Preservation services	14,440	16,276
Total revenues	33,831	35,731

Cost of products and preservation services:
Products	5,033	3,801
Preservation services	9,131	9,457
Total cost of products and preservation services	14,164	13,258

Gross margin	19,667	22,473

Operating expenses:
General, administrative, and marketing	18,969	18,275
Research and development	2,252	2,502
Total operating expenses	21,221	20,777

Operating (loss) income	(1,554)	1,696

Interest expense	30	61
Interest income	(3)	(3)
Other expense (income), net	192	(99)

(Loss) income before income taxes	(1,773)	1,737
Income tax (benefit) expense	(1,499)	678

Net (loss) income	$(274)	$1,059

(Loss) income per common share:
Basic	$(0.01)	$0.04
Diluted	$(0.01)	$0.04

Dividends declared per common share	$0.0300	$0.0275

Weighted-average common shares outstanding:
Basic	27,523	27,376
Diluted	27,523	28,463

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended
	March 31,
	2015	2014
Products:
BioGlue and BioFoam	$14,042	$15,240
PerClot	976	916
CardioGenesis cardiac laser therapy	2,137	1,684
HeRO Graft	1,860	1,615
ProCol	204	--
PhotoFix	172	--
Total products	19,391	19,455
Preservation services:
Cardiac tissue	6,663	7,190
Vascular tissue	7,777	9,086
Total preservation services	14,440	16,276

Total revenues	$33,831	$35,731

Revenues:
U.S.	$27,034	$27,432
International	6,797	8,299
Total revenues	$33,831	$35,731

	March 31,	December 31,
	2015	2014

Cash, cash equivalents, and restricted cash and securities	$38,241	$39,259
Total current assets	103,349	106,028
Total assets	173,203	176,157
Total current liabilities	17,202	20,627
Total liabilities	24,352	27,472
Shareholders’ equity	148,851	148,685